EXHIBIT 1

      ASSET PURCHASE AGREEMENT, dated September 2, 1999, between LEVCOR INTERNATIONAL, INC. ("Levcor"), a Delaware corporation, and ANDREX INDUSTRIES CORP. ("Andrex"), a New York corporation.

      WHEREAS, Andrex desires to sell, and Levcor desires to purchase, certain of Andrex's assets, all upon the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, the parties hereto agree as follows:

      FIRST: Closing; Sale and Purchase.

      1.1 The Closing. The closing (the "Closing") of the transactions set forth in Section 1.2 of this Agreement shall take place at 10:00 a.m., Eastern Standard Time, on September 2, 1999, or at such other time and/or date as Levcor and Andrex may agree, but for all purposes effective as of July 1, 1999. The Closing shall take place at the offices of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022. (Hereinafter, such date is referred to as the "Closing Date," such time on the Closing Date is referred to as the "Closing Time," such offices are referred to as the "Closing Place," and Rosenman & Colin LLP is referred to as "Counsel for Levcor").

      1.2 Sale and Purchase of the Assets. At the Closing Time and at the Closing Place:

            (a) Andrex shall sell, convey, transfer, assign and deliver to Levcor, and Levcor shall purchase from Andrex, the following: (i) Andrex's inventory as of July 1, 1999 (the "Inventory") described in Schedule 1, excluding any items sold by Andrex after July 1, 1999 and prior to the Closing;
(ii) Andrex's machinery and equipment (the "Machinery and Equipment") described in Schedule 2, excluding any items sold by Andrex after the date hereof and prior to the Closing; (iii) Andrex's furniture, fixtures and supplies as of July 1, 1999 (the "Furniture, Fixtures and Supplies") located at 1071 Avenue of the Americas, New York, New York 10018 ("1071 Avenue of the Americas") described in
Schedule 3, excluding any items sold by Andrex after July 1, 1999 and prior to the Closing; (iv) Andrex's right, title and interest in and to Andrex's sales orders booked as of July 1, 1999 (the "Sales Orders") described in Schedule 4, excluding any Sales Orders fulfilled by Andrex after July 1, 1999 and prior to the Closing; and (v) Andrex's right, title and interest in and to the trade name "Andrex Knits" (the Inventory, the Machinery and Equipment, the Furniture, Fixtures and Supplies, the Sales Orders and the trade name "Andrex Knits" being herein collectively referred to as the "Assets").

            (b) Levcor shall pay for the Assets pursuant to Sections 1.3 and 1.4.

            (c) Levcor shall assume all of Andrex's obligations under the Sales Orders.

            (d) Except for the Sales Orders, Andrex acknowledges and agrees that Levcor has not agreed to pay, shall not be required to assume and shall have no liability or obligation of any kind or nature whatsoever with respect to any and all debts, liabilities, taxes or obligations of
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or incurred by Andrex, whether fixed, unliquidated, absolute, contingent or otherwise, asserted or unasserted, known or unknown. Except for the Sales Orders, Andrex shall be solely responsible for performance and payment in full of all liabilities and obligations of Andrex.

            (e) Andrex shall pay to Levcor at the Closing a cash payment equal to: (i) 15% of the proceeds of Andrex's sales of any Inventory sold during the period July 1, 1999 to the Closing pursuant to the Sales Orders; (ii) the sales proceeds of any Inventory sold during the period July 1, 1999 to the Closing other than pursuant to the Sales Orders, up to an amount equal to the "July 1 Inventory Value" of such Inventory; and (iii) 100% of the proceeds of any Furniture, Fixtures and Supplies sold during the period July 1, 1999 to the Closing. Andrex shall not be required to pay Levcor any of the proceeds of any Machinery and Equipment sold during the period July 1, 1999 to the Closing.

      1.3 Purchase Price. Levcor shall purchase the Assets for an aggregate purchase price (the "Purchase Price") equal to the "Cash Payment", the principal amount of "Promissory Note 1" and the principal amount of "Promissory Note 2", which principal amount is subject to adjustment pursuant to Section 1.5. The Purchase Price shall be paid by the delivery: (a) at the Closing of (i) cash (the "Cash Payment") in the amount equal to the amount borrowed by Levcor from CIT Group/Commercial Services, Inc. ("CIT") against the value of the Machinery and Equipment as appraised by CIT (the "Appraised Value"), and (ii) a promissory note ("Promissory Note 1"), substantially in the form attached hereto as Exhibit A, in the principal amount equal to the difference between the Appraised Value of the Machinery and Equipment and the Cash Payment; and (b) promptly following the valuation of the Inventory provided for in Section 1.4 of a promissory note ("Promissory Note 2"), substantially in the form attached hereto as Exhibit B, in the principal amount equal to the book value of the Inventory as of July 1, 1999 (the "July 1 Inventory Value"), other than any Inventory referred to in
Section 1.2(e). Principal and interest on Promissory Note 1 shall be paid in accordance with Section 9.2, principal and interest on Promissory Note 2 shall be paid in accordance with Section 9.3, and Promissory Note 1 shall be secured in accordance with Article SECOND.

      1.4 Inventory Valuation.

            (a) Immediately subsequent to the date hereof, Andrex shall promptly prepare a schedule of the book value of the Inventory as of July 1, 1999 (the "July 1 Inventory Schedule"), determined in accordance with the accounting procedures set forth in Schedule 5. Levcor's representatives shall be permitted to review all work papers and other appropriate information utilized in preparing the July 1 Inventory Schedule. Andrex and Levcor shall cooperate with each other to complete and agree upon the July 1 Inventory Schedule no later than 30 days following the Closing Date. In the event the parties cannot agree upon the July 1 Inventory Schedule within the 30-day period, Andrex and Levcor shall select a mutually acceptable, neutral and qualified certified public accountant from a nationally recognized accounting firm to resolve the dispute. All relevant documentation and information shall be submitted to the neutral accountant who shall resolve the dispute within 10 days after submission of the dispute and supporting documentation. The decision of the neutral accountant shall be final and binding upon Andrex and Levcor, each of whom shall bear one-half of the cost and expense of the neutral accountant.
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            (b) Upon verification of the July 1 Inventory Schedule, either by agreement of Andrex and Levcor or by the neutral accountant, as the case may be, Levcor shall issue Promissory Note 2.

      1.5 Post-Closing Adjustment.

            (a) On October 1, 1999, January 1, 2000, April 1, 2000, July 1, 2000, October 1, 2000 and January 1, 2001 (each, an "Adjustment Date"), the book value of the Inventory as of such Adjustment Date shall be determined, based on the aging of the Inventory as agreed upon by Levcor and Andrex (each, respectively, an "Inventory Adjustment"). The principal amount of Promissory
Note 2, and accordingly the Purchase Price, shall be reduced based upon any reduction in the book value of the Inventory since July 1, 1999 or the prior Adjustment Date.

            (b) Andrex and Levcor shall cooperate with each other to agree upon the Inventory Adjustment. In the event the parties cannot agree upon an Inventory Adjustment, Andrex and Levcor shall select a mutually acceptable, neutral and qualified certified public accountant from a nationally recognized accounting firm to resolve the dispute. All relevant documentation and information shall be submitted to the neutral accountant who shall resolve the dispute within 10 days after submission of the dispute and supporting documentation. The decision of the neutral accountant shall be final and binding upon Andrex and Levcor, each of whom shall bear one-half of the cost and expense of the neutral accountant.

            (c) To the extent there is an Inventory Adjustment, Levcor agrees to substitute a new promissory note for Promissory Note 2 to reflect the reduced principal amount.

      SECOND: Security Interest.

      2.1 Grant. As collateral security for the prompt and complete payment of interest on, and principal of, Promissory Note 1, Levcor hereby grants to Andrex a security interest in the Machinery and Equipment, junior only to CIT's first priority security interest in the Machinery and Equipment.

      2.2 Rights Under Uniform Commercial Code. In addition to all other rights and remedies under this Agreement and Promissory Note 1, Andrex shall have all of the rights and remedies of a secured party under the Uniform Commercial Code ("UCC"), as in effect from time to time in the State of North Carolina.

      THIRD: Representations and Warranties of Andrex. Andrex represents and warrants to Levcor that:

      3.1 Organization; Good Standing. Andrex is, and at the Closing Time shall be, a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      3.2 Authority. The Board of Directors of Andrex has authorized the execution and delivery by Andrex of this Agreement and all other documents contemplated hereby and the consummation of the transactions contemplated hereby. Andrex has the power and authority to execute and deliver this Agreement and all other documents contemplated hereby, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof; and this Agreement is, and all other documents contemplated hereby shall be, valid and binding upon Andrex and enforceable against Andrex in accordance with their respective terms.

      3.3 No Default; Non-Contravention. Neither the execution and delivery of this Agreement or any other document contemplated hereby nor the consummation of the transactions contemplated hereby (a) shall constitute any violation or breach of (i) the Certificate of Incorporation or the By-Laws of Andrex, (ii) any provision of any contract, agreement, instrument, judicial or administrative order or decree to which Andrex is a party or by which any of the Assets may be affected or secured, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Assets or Andrex; or (b) shall result in the creation of any mortgage, pledge, lien, claim, security interest, conditional sales agreement, rights of a third party, charge, encumbrance or restriction of any kind and nature on any of the Assets.

      3.4 Consents and Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Andrex of this Agreement or any other document contemplated hereby or the consummation by Andrex of the transactions contemplated hereby.

      3.5 Sales Orders. The Sales Orders arose from bona fide transactions.

      3.6 Title; Liens. Andrex has, and at the Closing Time shall have, good title to and the requisite power to sell all of the Assets, free and clear of all mortgages, pledges, liens, claims, security interests, conditional sales agreements, rights of third parties, charges, encumbrances or restrictions of every kind and nature.

      FOURTH: Representations and Warranties of Levcor. Levcor represents and warrants to Andrex that:

      4.1 Organization and Good Standing. Levcor is, and at the Closing Time shall be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authority. The Board of Directors of Levcor has authorized the execution and delivery by Levcor of this Agreement and all other documents contemplated hereby and the consummation of the transactions contemplated hereby. Levcor has the power and authority to execute and deliver this Agreement and all other documents contemplated hereby, to consummate the transactions contemplated hereby and to take all other actions required to be taken by it pursuant to the provisions hereof; and this Agreement is, and all other documents contemplated hereby shall be, valid and binding upon Levcor and enforceable against Levcor in accordance with their respective terms.

      4.3 No Default; Non-Contravention. Neither the execution and delivery of this Agreement or any other document contemplated hereby nor the consummation of the transactions contemplated hereby shall constitute any violation or breach of the Certificate of Incorporation or the By-Laws of Levcor or any provision of any contract, agreement, instrument, judicial or administrative order or decree to which Levcor is a party.

      4.4 Consents and Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Levcor of this Agreement or any other document contemplated hereby or the consummation by Levcor of the transactions contemplated hereby.

      FIFTH: Pre-Closing Covenants of Andrex. Andrex agrees that prior to the Closing Time:

      5.1 Conduct of Business. Andrex shall (a) continue to conduct its business, maintain its assets, carry on its business practices and keep its books of account, records and files in the usual and ordinary course and in the same manner as heretofore, subject, however, to any winding down of Andrex's business in anticipation of the transactions contemplated by this Agreement, (b) use its best efforts to preserve its business organization intact and preserve the goodwill of its suppliers and customers and others having business relations with it, (c) pay and perform all of its liabilities and obligations as and when due and all contracts and leases to which it is a party in accordance with the terms and provisions thereof, (d) comply in all respects with all laws, rules, regulations and orders that may be applicable to it and its business, and (e) not sell or dispose of any of its rights or assets except for: (i) the sale of Inventory in the ordinary and regular course of its business; (ii) the sale of the Machinery and Equipment; or (iii) the sale of the Furniture, Fixtures and Supplies.

      5.2 Access to Andrex's Business. Levcor and its representatives shall during normal business hours on reasonable prior notice be permitted reasonable access to, and shall be permitted at Levcor's expense to make copies of or abstracts from, all of the records that relate to the Assets and shall have reasonable access to the premises and physical properties of Andrex as Levcor deems necessary or advisable for purposes of consummating the transactions contemplated hereby.

      5.3 Release of Liens. Prior to or concurrent with the Closing, Andrex shall obtain the release of all mortgages, pledges, liens, claims, security interests, conditional sales agreements, rights of third parties, charges, encumbrances or restrictions of every kind and nature on the Assets.

      5.4 Best Efforts. Andrex agrees that, subsequent to the date hereof and prior to the Closing Time, it shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill Andrex's obligations hereunder.

      SIXTH: Pre-Closing Covenant of Levcor. Levcor agrees that, subsequent to the date hereof and prior to the Closing Time, it shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill Levcor's obligations hereunder.

      SEVENTH: Conditions to Levcor's Obligations. All obligations of Levcor under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Levcor, in its sole discretion:

      7.1 Representations and Warranties True at the Closing Date. The representations and warranties of Andrex contained in Article THIRD hereof shall be true at and as of the Closing Time as though such representations and warranties were made at and as of such time.

      7.2 Andrex's Performance. Andrex shall have performed and complied with all covenants, agreements and conditions on its part required by this Agreement to be performed or complied with by it prior to or at the Closing Time.

      7.3 Instruments of Transfer. Andrex shall have delivered to Levcor all conveyances, covenants, assignments, bills of sale, warranty deeds, confirmations, powers of attorney, approvals, consents, transfers of title and any and all further instruments as may be necessary, expedient or proper or requested by Levcor in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Levcor such title to the Assets.

      7.4 Release of Liens. Andrex shall have obtained the release of all mortgages, pledges, liens, claims, security interests, conditional sales agreements, rights of third parties, charges, encumbrances or restrictions of every kind and nature on the Assets.

      7.5 Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other relevant legal matters, shall be satisfactory in all respects to Counsel for Levcor.

      7.6 Resale Certificate. Levcor shall supply to Andrex a resale certificate, substantially in the form attached hereto as Exhibit D.

      EIGHTH: Conditions to Andrex's Obligations. All obligations of Andrex under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Andrex:

      8.1 Representations and Warranties True at the Closing Date. The representations and warranties of Levcor contained in Article FOURTH hereof shall be true at and as of the Closing Time as though such representations and warranties were made at and as of such time.

      8.2 Levcor's Performance. Levcor shall have performed and complied with all covenants, agreements and conditions on its part required by this Agreement to be performed or complied with by it prior to or at the Closing Time.

      8.3 Minimum Amount of Cash Payment. The Cash Payment shall be in an amount equal to not less than 70% of the Appraised Value of the Machinery and Equipment.

      8.4 Promissory Notes. Levcor shall have executed and delivered Promissory
Note 1 and Promissory Note 2.

      8.5 UCC Financing Statement. Levcor shall, on or prior to the Closing Date, prepare, execute and deliver to Andrex a UCC financing statement, substantially in the form attached hereto as Exhibit C, for filing with such offices as Andrex may request to perfect the security interest granted in
Section 2.1.

      8.6 Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental hereto, and all other relevant legal matters, shall be satisfactory in all respects to counsel for Andrex.

      NINTH: Post-Closing Covenants of Andrex and Levcor. Subsequent to the Closing Date:

      9.1 Commercially Reasonable Efforts. Levcor shall use commercially reasonable efforts to sell and dispose of the Machinery and Equipment and the Inventory.

      9.2 Machinery and Equipment.

            (a) Levcor shall pay any proceeds of sale of the Machinery and Equipment (the "Machinery and Equipment Proceeds"), as and when received, first to CIT, to repay in full the amount borrowed by Levcor from CIT against the value of the Machinery and Equipment (together with interest thereon), and then to Andrex on account of Promissory Note 1, but regardless of the amount of principal and interest due on Promissory Note 1. The amount of principal and interest due on Promissory Note 1 will be reduced by the amount of any such proceeds that Levcor pays to Andrex, and Levcor may at its discretion reissue Promissory Note 1 to reflect any such reductions.

            (b) Levcor must get the consent of Andrex to sell any of the Machinery and Equipment at a price that is below the portion of the Appraised Value that is attributable to that Machinery and Equipment.

      9.3 Inventory.

            (a) Within ten days of the end of each month, Levcor shall pay to Andrex on account of Promissory Note 2, but regardless of the amount of principal and interest due on Promissory Note 2, an amount equal to: (i) 85% of the proceeds of Levcor's sales during such month of any Inventory sold pursuant to the Sales Orders; and (ii) the portion of the proceeds of Levcor's sales during such month of any Inventory sold, other than pursuant to the Sales Orders, equal to the July 1 Inventory Value as reduced by any Inventory Adjustment as of an Adjustment Date prior to the date of such sale (the proceeds referred to in clause (i) and the portion of the proceeds referred to in clause
(ii) being herein collectively referred to as the "Inventory Proceeds"). The amount of principal and interest due on Promissory Note 2 will be reduced by the amount of any such proceeds that Levcor pays to Andrex, and Levcor may at its discretion reissue Promissory Note 2 to reflect any such reductions.

            (b) Levcor must get the consent of Andrex to sell any of the Inventory at a price that is below the portion of the July 1 Inventory Value that is attributable to that Inventory, as reduced by any Inventory Adjustment as of an Adjustment Date prior to the date of such sale.

      9.4 Conversion of Piece Goods and Work in Process.

            (a) Levcor shall convert substantially all piece goods and work in process included in the Inventory into finished goods and agrees to use all commercially reasonable efforts to sell all such finished goods and all finished goods included in the Inventory during the 180 days following the Closing.

            (b) Andrex shall permit Levcor to keep the Machinery and Equipment on its premises during the time Levcor is converting the piece goods and work in process included in the Inventory into finished goods.

      9.5 Employees. Set forth on Schedule 6 is a list of the name, position and salary of certain current employees of Andrex (the "Employees"). Immediately subsequent to the Closing, Andrex shall terminate the employment of the Employees. Andrex shall use its reasonable efforts to assist Levcor in hiring, on an at will basis and at the respective salaries set forth on Schedule 6, the Employees. Andrex acknowledges that Levcor may, in its sole discretion, alter the terms and conditions of employment (including, without limitation, compensation) of the Employees at any time after the Closing. Andrex shall be solely liable for termination, severance and other benefits of all of its employees, including the Employees, with respect to the period prior to the Closing, and Levcor shall have no liability therefor. Levcor shall be solely liable for termination, severance and other benefits of the Employees that it hires with respect to the period subsequent to the Closing, and Andrex shall have no liability therefor.

      9.6 Employment Agreements.

            (a) If at any time Andrex terminates its medical plan for its employees prior to the payment in full of Promissory Note 1 and Promissory Note 2, then: (a) Andrex shall terminate the employment of Stephen Gottdiener ("Gottdiener"); and (b) Levcor shall employ Gottdiener pursuant to that certain Letter Agreement, dated as of September 2, 1999, between Levcor and Andrex (the "Letter Agreement") and the employment agreement between Levcor and Gottdiener, substantially in the form attached thereto as Exhibit A.

            (b) If at any time Andrex terminates its medical plan for its employees prior to the payment in full of Promissory Note 1 and Promissory Note 2, and prior to April 1, 2000, then: (a) Andrex shall terminate the employment of Ellen Green Schrifrin ("Schrifrin"); and (b) Levcor shall employ Schrifrin pursuant to the Letter Agreement and the employment agreement between Levcor and Schrifrin, substantially in the form attached thereto as Exhibit B.

      9.7 Change in Name. Andrex agrees that immediately subsequent to the Closing, Andrex shall not use the name "Andrex Industries" for trade purposes related to the apparel industry, but may use the name "Andrex Industries" for other trade purposes and may retain "Andrex Industries" as its corporate name.

      9.8 Lease of 1071 Avenue of the Americas. Levcor shall reimburse Andrex for any payments required to be made by Andrex for its current rent obligations for 1071 Avenue of the Americas, but shall not assume Andrex's lease of 1071 Avenue of the Americas.

      TENTH: Non-Competition. Andrex agrees that, for a period of three years after the Closing Date, Andrex shall not, directly or indirectly, engage or participate, anywhere in the United States of America, as an owner, partner, shareholder, member, employee, director, consultant or otherwise, in any business which is engaged in textile converting and processing for the apparel industry. Andrex acknowledges that the territorial, time and scope limitations set forth in this Article TENTH have been specifically negotiated by sophisticated commercial parties and agrees that the limitations are reasonable under the circumstances of the transactions contemplated hereby. In the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Levcor and Andrex agree to the reduction of any of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If Levcor: (a) defaults in any material respect on its obligations under this Agreement; or (b) declares bankruptcy, then this Article TENTH shall not be enforceable by Levcor against Andrex and the provisions of this Article TENTH shall terminate and be of no further force or effect.

      ELEVENTH: Indemnification.

      11.1 Indemnification by Andrex. Andrex agrees to indemnify and hold harmless Levcor from and against, and to reimburse Levcor with respect to, any and all loss, damage, liability, cost and expense, including attorneys' fees, incurred by Levcor by reason of or arising out of or in connection with (a) a breach of any representation or warranty of Andrex contained in Article THIRD of this Agreement, (b) the failure of Andrex to perform any covenant or agreement required by this Agreement to be performed by it, (c) the assertion by any third party of any liability, obligation, contract, lease, agreement or other commitment or state of facts which, if it existed, would constitute a breach of a representation or warranty contained in Article THIRD of this Agreement, or
(d) any liability or obligation of Andrex other than the Sales Orders.

      11.2 Indemnification by Levcor. Levcor agrees to indemnify and hold harmless Andrex from and against, and to reimburse Andrex with respect to, any and all loss, damage, liability, cost and expense, including attorneys' fees, incurred by Andrex by reason of or arising out of or in connection with (a) a breach of any representation or warranty of Levcor contained in Article FOURTH of this Agreement, (b) the failure of Levcor to perform any covenant or agreement required by this Agreement to be performed by it, or (c) Levcor's operation of the business previously conducted by Andrex subsequent to the Closing Date.

      11.3 Indemnification Procedures. A party entitled to recover an indemnification payment pursuant to this Article ELEVENTH ("Indemnified Party")
(a) shall give the party required to make such payment ("Indemnifying Party") prompt notice of any claim, demand, suit, proceeding or action ("Claim") by any person against the Indemnified Party, (b) shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Claim, (c) shall not consent to any settlement or compromise of the Claim without the written consent of the Indemnifying Party (which consent, unless the Indemnifying Party has elected to assume the exclusive defense of such Claim, shall not be unreasonably withheld or delayed), and (d) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Claim, all at the cost and expense of the Indemnifying Party. If the Indemnified Party shall (i) fail to notify or to consult with the Indemnifying Party with respect to any Claim in accordance with subparagraph (a) or (b) above or (ii) consent to the settlement or compromise of any Claim without having received the written consent of the Indemnifying Party (unless, if the Indemnifying Party has not elected to assume the exclusive defense of such Claim, the consent of the Indemnifying Party is unreasonably withheld or delayed), the Indemnifying Party shall be relieved of its indemnification obligation with respect to such Claim. If the Indemnifying Party shall elect to assume the exclusive defense of any Claim, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party's counsel relating to such Claim after the date of delivery to the Indemnified Party of such notice of election. In the event of such election, the Indemnified Party shall cooperate with the Indemnifying Party and provide it with access to all books and records of the Indemnified Party relevant to the Claim. The Indemnifying Party shall not compromise or settle any Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages and such relief would materially and adversely affect the Indemnified Party. Notwithstanding the foregoing, the party which defends any Claim shall, to the extent required by applicable insurance policies, share or give control thereof to any insurer with respect to such Claim.

      TWELFTH: Miscellaneous.

      12.1 Further Assurances. Andrex agrees that it shall, at any time and from time to time after the Closing Date, upon the request of Levcor, do, execute, acknowledge and deliver, or shall cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, conveying, assuring, and confirming to Levcor, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession any or all of the Assets to be assigned to Levcor as provided herein, and any or all obligations of Andrex hereunder.

      12.2 Survival of Representations. All statements, certifications, indemnifications, representations and warranties made herein by the parties to this Agreement, and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing Time.

      12.3 Notices. Address and Notice. Any notice, demand or request required or permitted to be given or made to a party shall be in writing and shall be deemed given or made when delivered, sent by facsimile with confirmation of receipt, or three days after being mailed by certified or registered mail, postage prepaid and return receipt requested, to such party as follows:

      To Levcor:                             With a copy to:

      Levcor International, Inc.             Rosenman & Colin LLP
      1071 Avenue of the Americas            575 Madison Avenue
      New York, NY 10018                     New York, New York  10022
      Attn: Robert A. Levinson               Attn: Edward H. Cohen, Esq.
      Fax:  (212) 354-4938                   Fax:  (212) 940-8776

      To Andrex:                             With a copy to:

      Andrex Industries Corp.                Kramer Levin Naftalis & Frankel LLP
      1071 Avenue of the Americas            919 Third Avenue
      New York, NY 10018                     New York, NY 10022
      Attn: Stephen Gottdiener               Attn: Richard Marlin, Esq.
      Fax:  (212) 354-4938                   Fax:  (212) 715-8000

      Any party may designate another address or person for receipt of notices under this Agreement by giving notice to the other parties in accordance with this Section.

      12.4 No Modification Except in Writing. This Agreement may not be changed, modified or amended except by a writing signed by the party to be charged and then only to the extent therein set forth. This Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

      12.5 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto and all other documents to be delivered in connection herewith, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them, and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby.

      12.6 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      12.7 Assignment. This Agreement may not be assigned by Andrex except with the prior written consent of Levcor, but may be assigned by Levcor. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

      12.9 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        LEVCOR INTERNATIONAL, INC.

                                        By: Robert A. Levinson
                                            --------------------------
                                            Name:  Robert A. Levinson
                                            Title: Chairman and President


                                        ANDREX INDUSTRIES CORP.

                                        By: Stephen Gottdiener
                                            --------------------------
                                            Name:  Stephen Gottdiener
                                            Title: President